PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED NOVEMBER 6, 1998                 REGISTRATION NO. 333-61317


                           PROXY STATEMENT/PROSPECTUS
                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 16, 1998

         This Proxy Statement/Prospectus ("Proxy Statement") is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors (the "Board") of Agouron Pharmaceuticals, Inc., a California corporation ("Agouron" or the "Company"), for use at the Company's Annual Meeting of Shareholders for the fiscal year ended June 30, 1998 (the "Meeting") to be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Wednesday, December 16, 1998 at 10:00 a.m., San Diego time, and at any adjournments or postponements thereof. At the Meeting, shareholders will be asked (i) to elect nine directors of the Company to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified, (ii) to increase the number of shares of authorized Common Stock to 150,000,000 shares, of which 75,000,000 shares would initially be designated as Agouron Pharmaceuticals Common Stock ("Agouron Pharmaceuticals Stock") and 25,000,000 shares would initially be designated as Agouron Oncology Division Common Stock ("Oncology Division Stock"), to provide authorization to the Board to designate and issue any undesignated shares in one or more additional series of Common Stock, determine the number of shares, rights, preferences, privileges and restrictions of any such series, and increase or decrease the number of shares of any existing series, and to convert each share of the Company's existing Common Stock ("Existing Common Stock") into one share of Agouron Pharmaceuticals Stock and 0.5 shares of Oncology Division Stock (the "Divisional Stock Proposal"), (iii) to increase the number of shares available for issuance under the Company's 1996 Stock Option Plan by 1,000,000 shares,
(iv) to increase the number of shares available for purchase under the Company's Employee Stock Purchase Plan by 200,000 shares, (v) to ratify the selection of the Company's independent accountants, and (vi) to transact such other business as may properly be presented to the Meeting or any adjournments or postponements thereof. This Proxy Statement also constitutes the Prospectus of the Company with respect to the shares of Agouron Pharmaceuticals Stock and Oncology Division Stock to be issued pursuant to the Divisional Stock Proposal. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about November 12, 1998. An Index of Defined Terms showing the pages on which certain terms used in this Proxy Statement are defined is included as Annex I.

     SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN EVALUATION OF THE DIVISIONAL STOCK PROPOSAL.

         The Existing Common Stock is traded on the Nasdaq National Market under the symbol AGPH. There has been no prior market for the Agouron Pharmaceuticals Stock or the Oncology Division Stock. Application will be made to The Nasdaq Stock Market, Inc. to redesignate the Existing Common Stock as Agouron Pharmaceuticals Stock, to be quoted on the Nasdaq National Market under the symbol AGPH, and for the quotation of the Oncology Division Stock on the Nasdaq National Market under a separate symbol to be determined.

         Shareholders should note that if the Divisional Stock Proposal is approved, holders will NOT have to send in their certificates representing shares of Existing Common Stock to be exchanged for certificates representing shares of Agouron Pharmaceuticals Stock. DO NOT MAIL YOUR EXISTING COMMON STOCK CERTIFICATES TO EITHER THE COMPANY OR ITS TRANSFER AGENT IN CONNECTION WITH THESE TRANSACTIONS.

     THE BOARD HAS CAREFULLY CONSIDERED THE DIVISIONAL STOCK PROPOSAL AND EACH OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND BELIEVES THAT THE APPROVAL OF THESE PROPOSALS BY THE SHAREHOLDERS IS IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE DIVISIONAL STOCK PROPOSAL AND EACH OF THE OTHER PROPOSALS WHICH ARE DESCRIBED IN MORE DETAIL IN THIS PROXY STATEMENT.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated:  November 6, 1998

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of October 19, 1998 relating to the beneficial ownership of the Existing Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

                                                                                  BENEFICIAL OWNERSHIP(1)

                                                                   Number of Percentage of
         BENEFICIAL OWNER                                                 SHARES(9)                  TOTAL
------------------------------                                        ---------------              ---------

    Wellington Management Co.                                         4,264,000*                   13.63%*
         75 State Street, Boston, MA 02109
     Peter Johnson(2)                                                    706,533                     2.22%
     Gary E. Friedman(2) Family Trust(8)                                 294,123                        **
     John N. Abelson(2)(3)(6)                                            102,943                        **
     Patricia M. Cloherty(2)                                              27,659                        **
     A. E. Cohen(2)                                                       73,333                        **
     Michael E. Herman(2)(4)                                              83,333                        **
     Irving S. Johnson(2)                                                 41,933                        **
     Antonie T. Knoppers(2)                                               51,533                        **
     Melvin I. Simon(2)(3) and Linda F. Simon Living Trust(5)            122,843                        **
     Marvin R. Brown                                                     194,995                        **
     Barry D. Quart                                                      152,481                        **
     R. Kent Snyder(7)                                                   175,035                        **
All executive officers and directors as a group (19 persons)           2,706,671                     8.14%

*    Based upon June 1998 Form 13-F filing.
**   less than 1%.
(1) Unless otherwise indicated, the persons named in the above table exercise sole voting and investment powers with respect to all shares beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of October 19, 1998: Mr. Johnson, 596,923 shares; Mr. Friedman, 241,599 shares; Dr. Abelson, 33,333 shares; Ms. Cloherty, 13,333 shares; Mr. Cohen, 43,333 shares; Mr. Herman, 39,333 shares; Dr. Johnson, 15,833 shares; Dr. Knoppers, 43,333 shares; Dr. Simon, 33,333 shares; Dr. Brown, 23,077 shares; Dr. Quart, 117,266 shares; Mr. Snyder, 168,932 shares; and all executive officers and directors as a group, 1,952,280 shares.
(2)  Director.
(3) Does not include 1,106,000 shares held by The Agouron Institute, of which Drs. Abelson and Simon are directors. As directors, they share voting and investment powers as to the shares held by The Agouron Institute.
(4) Includes 20,000 shares held by the Herman Family Trading Company, a family partnership of which Mr. Herman is the general partner, 10,000 shares held by Vail Fishing Partners in which Mr. Herman has a 50% general partner interest and 2,000 shares held by Mrs. Herman, of which Mr. Herman disclaims any beneficial ownership.
(5)  Shared voting and investment power.
(6) Includes 2,350 shares held by Dr. Abelson as custodian for his minor children, of which Dr. Abelson disclaims any beneficial ownership.
(7) Includes 800 shares held by immediate family members, of which Mr. Snyder disclaims any beneficial ownership.
(8) Includes 5,408 shares held by wife as custodian for minor children of which Mr. Friedman disclaims any beneficial ownership.
(9) Adjusted to reflect the two-for-one stock split in the form of a stock dividend in August 1997.